UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2014

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comScore, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438-2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As announced on May 8, 2014, Kenneth Tarpey intends to retire from his position as Chief Financial Officer of comScore, Inc. (the “Company”). In connection with Mr. Tarpey’s pending retirement, the Company and Mr. Tarpey entered into a Transition Agreement (the “Agreement”) on May 5, 2014. Under the terms of the Agreement, Mr. Tarpey has agreed to continue to serve as the chief financial officer of the Company until the filing date of the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2014 (but in no event later than August 15, 2014) (the “Retirement Date”). Mr. Tarpey has also agreed to assist with transitioning the position and duties of the chief financial officer.
Under the terms of the Agreement, Mr. Tarpey will continue to receive his salary, other employee benefits and vesting of his equity awards at the same levels and eligibility as immediately prior to the Agreement until the Retirement Date. In addition, pursuant to the Agreement, Mr. Tarpey will vest in an additional 27,003 shares of restricted stock and restricted stock units previously granted to him. Mr. Tarpey also will receive a one-time distribution of shares based on a pro-rated calculation of his 2014 short-term incentive and the immediately vested performance-based portion of his 2014 long-term incentive pursuant to the Company’s 2014 executive incentive plan. The incentive achievement amounts will be determined based on the Company’s first and second quarter revenue and adjusted EBITDA results relative to the targets, with the assumption that Mr. Tarpey achieved 100% of any management based objectives for those periods. Mr. Tarpey will not be eligible to receive an incentive payment based on overachievement of targets however. Finally, Mr. Tarpey’s Change of Control and Severance Agreement dated July 20, 2010 (the “2010 Agreement”) will supersede any payouts under the Agreement if a Change of Control (as defined in the 2010 Agreement) takes place prior to the Retirement Date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Christiana L. Lin
Christiana L. Lin EVP, General Counsel and Chief Privacy Officer
Date: May 8, 2014